Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166667 on Form S-8 and Registration Statement Nos. 333-157817, 333-187305, and 333-197912 on Form F-3 of our report dated May 2, 2016, relating to the consolidated financial statements and financial statement schedules of Fly Leasing Limited (which report expresses an unqualified opinion), and the effectiveness of Fly Leasing Limited’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Fly Leasing Limited’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 20-F of Fly Leasing Limited for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA
May 2, 2016